Exhibit 99.1

WTW Prices Offering of $1,000,000,000 of Senior Notes

LONDON, December 15, 2025 (GLOBE NEWSWIRE) — Willis Towers Watson Public Limited Company (NASDAQ: WTW) (the “Company” or “WTW”), a leading global advisory, broking and solutions company, today announced the pricing of a registered offering (the “Offering”) by Willis North America Inc. (“Willis North America”), an indirect wholly-owned subsidiary of the Company, of $700,000,000 aggregate principal amount of 4.550% senior unsecured notes due 2031 (the “2031 notes”) and $300,000,000 aggregate principal amount of 5.150% senior unsecured notes due 2036 (the “2036 notes” together with the 2031 notes, the “notes”). Payment of principal and interest on the notes will be fully and unconditionally guaranteed by the Company, and certain direct and indirect subsidiary entities of the Company. The Company expects the Offering to close on December 22, 2025, subject to the satisfaction of customary closing conditions.

If the previously announced Newfront acquisition closes, Willis North America intends to use the net proceeds of the Offering, together with other potential funding sources, to (i) pay the consideration for the Newfront acquisition and related fees, costs and expenses and (ii) repay $550 million aggregate principal amount of the 4.400% senior notes due 2026 and related accrued interest, which shall result in the repayment in full of the 4.400% senior notes due 2026. If the Newfront acquisition does not close, Willis North America intends to use the net proceeds from this Offering, together with cash on hand, for the repayment in full of the 4.400% senior notes due 2026 and the redemption of the 2036 notes pursuant to a special mandatory redemption. Any remaining proceeds from the Offering will be used for general corporate purposes. The Offering is not contingent upon the closing of the Newfront acquisition.

The joint book-running managers for the Offering are J.P. Morgan Securities LLC, Barclays Capital Inc., PNC Capital Markets LLC, Truist Securities, Inc., Wells Fargo Securities, LLC, BNP Paribas Securities Corp., BofA Securities, Inc., Citigroup Global Markets Inc. and HSBC Securities (USA) Inc. The co-managers for the Offering are BMO Capital Markets Corp., Goldman Sachs & Co. LLC, TD Securities (USA) LLC, Santander US Capital Markets LLC, Standard Chartered Bank, MUFG Securities Americas Inc., Lloyds Securities Inc. and M&T Securities, Inc. The Offering was made pursuant to an effective shelf registration statement on file with the Securities and Exchange Commission. The Offering may be made only by means of a prospectus supplement and accompanying prospectus. Interested parties may obtain copies of the prospectus and prospectus supplement by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Barclays Capital Inc. at 1-888-603-5847, PNC Capital Markets LLC at 1-855-881-0697, Truist Securities, Inc. at 1-800-685-4786 or Wells Fargo Securities, LLC at 1-800-645-3751.

This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, any securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

About WTW

At WTW (NASDAQ: WTW), we provide data-driven, insight-led solutions in the areas of people, risk and capital. Leveraging the global view and local expertise of our colleagues serving 140 countries and markets, we help organizations sharpen their strategy, enhance organizational resilience, motivate their workforce and maximize performance. Working shoulder to shoulder with our clients, we uncover opportunities for sustainable success—and provide perspective that moves you.

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Claudia De La Hoz | Claudia.Delahoz@wtwco.com